Exhibit 99.1

The ONE Group Reports Second Quarter 2023 Financial Results

Opens Kona Grill in Riverton, UT

To Participate in Three Upcoming Investor Conferences

Denver, CO – (BUSINESS WIRE) – August 3, 2023 - The ONE Group Hospitality, Inc. (“The ONE Group” or the “Company”) (Nasdaq: STKS) today reported its financial results for the second quarter ended June 30, 2023.

Highlights for the second quarter compared to the same period in 2022 are as follows:

●	Total GAAP revenues increased 2.8% to $83.4 million from $81.1 million;
●	Consolidated comparable sales* decreased 4.7% and increased 46.5% compared to 2019;
●	GAAP net income attributable to The ONE Group was $0.6 million, or $0.02 per share ($0.06 adjusted net income per share)****, compared to GAAP net income of $4.1 million, or $0.13 per share ($0.15 adjusted net income per share)****
●	Restaurant Operating Profit*** decreased 6.6% to $11.9 million from $12.8 million; and
●	Adjusted EBITDA** was $8.5 million compared to $10.4 million.

“We faced meaningful comparisons to last year as comparable sales in 2022 increased 12.8% on a consolidated basis and 19.8% at STK. We are encouraged by the momentum of the business as we saw sequential improvement in same store sales as we moved through the quarter, and we are pleased that we continue to significantly outperform our 2019 comparable sales.  We recently opened a new Kona Grill in Riverton, Utah and the restaurant is off to a strong start. In addition, Kona Grill Columbus, STK San Francisco and STK Dallas, continue to perform strongly and above our investment model. We have developed seven new venues in the last twelve months, and we plan to accelerate this pace.  As we look into the second half of the year, we have initiatives in place that, we anticipate, will drive positive comparable sales and margin improvements year over year,” said Emanuel “Manny” Hilario, President and CEO of The ONE Group.

Hilario continued, “We expect to open eight to twelve new venues in 2023 and target a new restaurant approximately every four to six weeks for the foreseeable future. We expect the significant investments we have made in our training teams, in-restaurant staffing and in G&A support will begin to show positive returns as we enter this new chapter of growth at The ONE Group. We believe we are early in our expansion story and have significant opportunity ahead, and we view our total addressable market as 200 STK restaurants globally and 200 Kona Grills domestically with best-in-class ROIs of between 40% and 50%.”

*Comparable sales represent total U.S. food and beverage sales at owned and managed units opened for at least a full 18-months. This measure includes total revenue from our owned and managed locations. The Company monitors sales growth at its established restaurant base in addition to growth that results from restaurant acquisitions.

**We define Adjusted EBITDA as net income before interest expense, provision for income taxes, depreciation and amortization, non-cash impairment loss, non-cash rent expense, pre-opening expenses, non-recurring gains and losses including incremental costs related to COVID-19, stock-based compensation and certain transactional costs. Adjusted EBITDA has been presented in this press release and is a supplemental measure of financial performance that is not required by, or presented in accordance with, GAAP. Refer to the reconciliation of Net Income to Adjusted EBITDA in this release.

***We define Restaurant Operating Profit as owned restaurant net revenue minus owned restaurant cost of sales and owned restaurant operating expenses. Restaurant Operating Profit has been presented in this press release and is a supplemental measure of financial performance that is not required by, or presented in accordance with, GAAP. Refer to the reconciliation of Operating income to Restaurant Operating Profit in this release.

****We define Adjusted Net Income as net income before COVID-19 costs, lease termination expenses, one-time stock-based compensation, non-recurring costs, non-cash rent during the pre-opening period and the income tax effect of any adjustments. Adjusted Net Income has been presented in this press release and is a supplemental measure of financial performance that is not required by, or presented in accordance with, GAAP. Refer to the reconciliation of Net Income to Adjusted Net Income in this release.

Second Quarter 2023 Financial Results

Total GAAP revenues increased $2.3 million, or 2.8%, to $83.4 million in the second quarter of 2023 from $81.1 million in the second quarter of 2022.

Total owned restaurant net revenues increased $3.0 million, or 3.9%, to $79.9 million in the second quarter of 2023 from $76.9 million in the second quarter of 2022. The increase was primarily attributable to the addition of STK San Francisco in August 2022, STK Dallas in November 2022, and Kona Grill Columbus in January 2023.

Consolidated comparable sales* decreased 4.7% compared to the second quarter of 2022. STK same store sales decreased 6.8% while Kona Grill same store sales decreased 1.5%. Compared to 2019, the pre-pandemic base year, same store sales for the second quarter of 2023 increased 46.5% compared to the second quarter of 2019; STK comparable sales increased 69.2% while Kona Grill comparable sales increased 25.7%.

Management, license and incentive fee revenues decreased $0.7 million, or 17.3%, to $3.5 million in the second quarter of 2023 from $4.2 million in the second quarter of 2022. The decrease was primarily attributable to a decrease in incentive fees at our managed STK restaurants in North America and decreased revenues in London, England.

Restaurant Operating Profit*** decreased $0.8 million, or 6.6%, to $11.9 million and represented 14.9% of Company-owned restaurant net revenues in the second quarter of 2023 compared to $12.8 million and 16.6% of Company-owned restaurant net revenues in the second quarter of 2022. The decrease was primarily due to higher labor costs driven by wage inflation and investments in anticipation of growth and higher general operating costs.

General and administrative costs increased $0.8 million, or 10.7%, to $8.0 million for the three months ended June 30, 2023 from $7.3 million for the three months ended June 30, 2022. The increase was attributable to increased stock-based compensation expense and additional investments required ahead of new restaurant openings. As a percentage of revenues, general and administrative costs were 9.6% for the three months ended June 30, 2023 compared to 9.0% for the three months ended June 30, 2022.

Pre-opening expenses were $1.6 million for the three months ended June 30, 2023 compared to $0.8 million for the three months ended June 30, 2022. The increase was related to payroll, training, and non-cash pre-open rent for Kona Grill Riverton which opened in July 2023, and STK and Kona Grill restaurants currently under development.

GAAP net income attributable to The ONE Group Hospitality, Inc. in the second quarter of 2023 was $0.6 million, or $0.02 per share, compared to $4.3 million, or $0.13 per share, in the second quarter of 2022.

Adjusted Net Income**** attributable to The ONE Group Hospitality, Inc. in the second quarter of 2023 was $1.8 million, or $0.06 per share, compared to $4.9 million, or $0.15 per share, in the second quarter of 2022.

Adjusted EBITDA** decreased $1.8 million, or 17.6%, to $8.5 million in the second quarter of 2023 from $10.4 million in the second quarter of 2022.

Restaurant Development

The Company intends to open eight to twelve new venues in 2023.

There are currently four Company-owned STK restaurants (Charlotte, NC, Boston, MA, Salt Lake City, UT and Washington D.C.) and one Company-owned Kona Grill restaurant (Phoenix, AZ) under construction. The Company plans to begin construction on a Kona Grill restaurant in Tigard, OR in the near future.

During the first quarter of 2023, the Company opened a Kona Grill in Columbus, OH, two venues through a licensing agreement with Reef Kitchens and a rooftop at an STK in Scottsdale, AZ. In July, the Company opened a Kona Grill in Riverton, UT.

Share Repurchase

On September 7, 2022, the Company commenced a share repurchase program for up to $10 million of its outstanding common stock, and subsequently increased authorized repurchases by $5 million. In the quarter ended June 30, 2023, the Company purchased approximately 0.5 million shares for aggregate consideration of $3.4 million. As of June 30, 2023, the Company had purchased approximately 1.7 million shares for aggregate consideration of $11.3 million under this program.

2023 Targets

The Company is updating the following targets for 2023:

Financial Results and Other Select Data	2023 Guidance
Total GAAP revenues	$350M to $365M
Managed, license and incentive fee revenues	$15.0M to $15.5M
Total owned operating expenses as a percentage of owned restaurant net revenue	83.0% to 82.0%
Total G&A excluding stock-based compensation	$27M to $29M
Consolidated Adjusted EBITDA	$45M to $50M
Restaurant pre-opening expenses	$5.5M to $6.5M
Operating income	$20.5M to $24.5M
Effective income tax rate	5% to 10%
Total capital expenditures, net of allowances received by landlords	2.5% of Company-owned revenue and $3.0M to $3.5M per new Company-owned venue
Number of new system-wide venues	Eight to Twelve

Conference Call and Webcast

Emanuel “Manny” Hilario, President and Chief Executive Officer, and Tyler Loy, Chief Financial Officer, will host a conference call and webcast today at 4:30 PM Eastern Time.

The conference call can be accessed live over the phone by dialing 1-412-542-4186. A replay will be available after the call and can be accessed by dialing 1-412-317-6671; the passcode is 10179885. The replay will be available until August 17, 2023.

The webcast can be accessed from the Investor Relations tab of The ONE Group’s website at www.togrp.com under “News / Events”.

Upcoming Investor Conference Participation

The Company plans to participate in the following upcoming investor conferences:

●	The Company will meet in-person with institutional investors at the Lake Street 7th Annual Big Ideas Growth Conference on September 14, 2023 in New York City.
●	The Company will meet virtually with institutional investors at the CL King's 21st Annual Best Ideas Conference on September 18, 2023.
●	The Company will meet in-person with institutional investors at the Wells Fargo 6th Annual Consumer Conference on September 20-21, 2023 in Dana Point, CA.

About The ONE Group

The ONE Group Hospitality, Inc. (Nasdaq: STKS) is an international hospitality company that develops and operates upscale and polished casual, high-energy restaurants and lounges and provides hospitality management services for hotels, casinos and other high-end venues both in the U.S. and internationally. The ONE Group’s focus is to be the global leader in Vibe Dining, and its primary restaurant brands and operations are:

●	STK, a modern twist on the American steakhouse concept with 25 restaurants in major metropolitan cities in the U.S., Europe and the Middle East, featuring premium steaks, seafood and specialty cocktails in an energetic upscale atmosphere.
●	Kona Grill, a polished casual, bar-centric grill concept with 26 restaurants in the U.S., featuring American favorites, award-winning sushi, and specialty cocktails in an upscale casual atmosphere.
●	ONE Hospitality, The ONE Group’s food and beverage hospitality services business, develops, manages and operates premier restaurants and turnkey food and beverage services within high-end hotels and casinos currently operating 13 venues in the U.S. and Europe.

Additional information about The ONE Group can be found at www.togrp.com.

Cautionary Statement on Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “target,” “intend,” “anticipate,” “believe,” “expect,” “estimate,” “plan,” “outlook,” and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. A number of factors could cause actual results or outcomes to differ materially from those indicated by such forward-looking statements, including but not limited to: (1) the effects of the COVID-19 pandemic on our business, including government restrictions on our ability to operate our restaurants and changes in customer behavior, and our ability to hire employees; (2) our ability to open new restaurants and food and beverage locations in current and additional markets, grow and manage growth profitably, maintain relationships with suppliers and obtain adequate supply of products and retain employees; (3) factors beyond our control that affect the number and timing of new restaurant openings, including weather conditions and factors under the control of landlords, contractors and regulatory and/or licensing authorities; (4) our ability to successfully improve performance and cost, realize the benefits of our marketing efforts and achieve improved results as we focus on developing new management and license deals; (5) changes in applicable laws or regulations; (6) the possibility that The ONE Group may be adversely affected by other economic, business, and/or competitive factors; and (7) other risks and uncertainties indicated from time to time in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K filed for the year ended December 31, 2022 and Quarterly Reports on Form 10-Q.

Investors are referred to the most recent reports filed with the Securities and Exchange Commission by The ONE Group Hospitality, Inc. Investors are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made, and we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

Investors:

ICR

Michelle Michalski or Raphael Gross

(646) 277-1224

Michelle.Michalski@icrinc.com

Media:

ICR

Seth Grugle

(646) 277-1272

seth.grugle@icrinc.com

THE ONE GROUP HOSPITALITY, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

(Unaudited, in thousands, except income per share and related share information)

	For the three months ended June 30,		For the six months ended June 30,
	2023	2022	2023	2022
Revenues:
Owned restaurant net revenue	$79,923	$76,930	$158,502	$147,446
Management, license and incentive fee revenue	3,470	4,195	7,447	7,860
Total revenues	83,393	81,125	165,949	155,306
Cost and expenses:
Owned operating expenses:
Owned restaurant cost of sales	19,215	19,851	38,070	37,950
Owned restaurant operating expenses	48,784	44,309	95,611	83,682
Total owned operating expenses	67,999	64,160	133,681	121,632
General and administrative (including stock-based compensation of $1,234, $911, $2,554, $1,790 for the three and six months ended June 30, 2023 and 2022, respectively)	8,039	7,261	15,523	14,140
Depreciation and amortization	3,506	2,926	7,162	5,641
Pre-opening expenses	1,609	804	2,908	1,149
COVID-19 related expenses	—	221	—	2,534
Lease termination expenses	—	—	—	255
Other expenses	195	—	352	—
Total costs and expenses	81,348	75,372	159,626	145,351
Operating income	2,045	5,753	6,323	9,955
Other expenses, net:
Interest expense, net of interest income	1,642	444	3,429	952
Total other expenses, net	1,642	444	3,429	952
Income before provision for income taxes	403	5,309	2,894	9,003
(Benefit) provision for income taxes	(13)	869	148	1,042
Net income	416	4,440	2,746	7,961
Less: net (loss) income attributable to noncontrolling interest	(152)	137	(428)	(12)
Net income attributable to The ONE Group Hospitality, Inc.	$568	$4,303	$3,174	$7,973
Currency translation gain (loss)	52	(169)	(18)	(261)
Comprehensive income attributable to The ONE Group Hospitality, Inc.	$620	$4,134	$3,156	$7,712

Net income attributable to The ONE Group Hospitality, Inc. per share:
Basic net income per share	$0.02	$0.13	$0.10	$0.25
Diluted net income per share	$0.02	$0.13	$0.10	$0.23

Shares used in computing basic income per share	31,782,783	32,601,203	31,730,299	32,411,570
Shares used in computing diluted income per share	32,673,457	33,959,991	32,779,821	34,123,142

The following table sets forth certain statements of operations data as a percentage of total revenues for the periods indicated. Certain percentage amounts may not sum to total due to rounding.

	For the three months ended June 30,		For the six months ended June 30,
	2023	2022	2023	2022
Revenues:
Owned restaurant net revenue	95.8%	94.8%	95.5%	94.9%
Management, license and incentive fee revenue	4.2%	5.2%	4.5%	5.1%
Total revenues	100.0%	100.0%	100.0%	100.0%
Cost and expenses:
Owned operating expenses:
Owned restaurant cost of sales (1)	24.0%	25.8%	24.0%	25.7%
Owned restaurant operating expenses (1)	61.0%	57.6%	60.3%	56.8%
Total owned operating expenses (1)	85.1%	83.4%	84.3%	82.5%
General and administrative (including stock-based compensation of 1.5%, 1.5%, 1.1% and 1.2% for the three and six months ended June 30, 2023 and 2022, respectively)	9.6%	9.0%	9.4%	9.1%
Depreciation and amortization	4.2%	3.6%	4.3%	3.6%
Pre-opening expenses	1.9%	1.0%	1.8%	0.7%
COVID-19 related expenses	—%	0.3%	—%	1.6%
Lease termination expenses	—%	—%	—%	0.2%
Other expenses	0.2%	—%	0.2%	—%
Total costs and expenses	97.5%	92.9%	96.2%	93.6%
Operating income	2.5%	7.1%	3.8%	6.4%
Other expenses, net:
Interest expense, net of interest income	2.0%	0.5%	2.1%	0.6%
Total other expenses, net	2.0%	0.5%	2.1%	0.6%
Income before provision for income taxes	0.5%	6.5%	1.7%	5.8%
(Benefit) provision for income taxes	—%	1.1%	0.1%	0.7%
Net income	0.5%	5.5%	1.7%	5.1%
Less: net (loss) income attributable to noncontrolling interest	(0.2)%	0.2%	(0.3)%	—%
Net income attributable to The ONE Group Hospitality, Inc.	0.7%	5.3%	1.9%	5.1%

(1)	These expenses are being shown as a percentage of owned restaurant net revenue.

THE ONE GROUP HOSPITALITY, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share information)

	June 30,	December 31,
	2023	2022
ASSETS	(Unaudited)
Current assets:
Cash and cash equivalents	$38,178	$55,121
Accounts receivable	9,486	15,220
Inventory	5,765	5,728
Other current assets	2,344	2,091
Due from related parties	376	376
Total current assets	56,149	78,536

Property and equipment, net	111,509	94,087
Operating lease right-of-use assets	88,538	85,161
Deferred tax assets, net	12,311	12,323
Intangibles, net	15,312	15,290
Other assets	4,738	4,774
Security deposits	850	853
Total assets	$289,407	$291,024

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$11,767	$13,055
Accrued expenses	18,277	22,409
Deferred gift card revenue and other	1,274	2,115
Current portion of operating lease liabilities	6,444	6,336
Current portion of long-term debt	1,000	1,500
Other current liabilities	253	256
Total current liabilities	39,015	45,671

Operating lease liabilities, net of current portion	110,251	105,247
Long-term debt, net of current portion	71,102	70,544
Other long-term liabilities	896	972
Total liabilities	221,264	222,434

Commitments and contingencies (Note 15)

Stockholders’ equity:
Common stock, $0.0001 par value, 75,000,000 shares authorized; 33,311,371 issued and 31,622,234 outstanding at June 30, 2023 and 32,829,995 issued and 31,735,423 outstanding at December 31, 2022	3	3
Preferred stock, $0.0001 par value, 10,000,000 shares authorized; no shares issued and outstanding at June 30, 2023 and December 31, 2022, respectively	—	—
Treasury stock, 1,691,649 and 1,094,572 shares at cost at June 30, 2023 and December 31, 2022, respectively	(11,322)	(7,169)
Additional paid-in capital	56,561	55,583
Retained earnings	27,340	24,166
Accumulated other comprehensive loss	(2,887)	(2,869)
Total stockholders’ equity	69,695	69,714
Noncontrolling interests	(1,552)	(1,124)
Total equity	68,143	68,590
Total liabilities and equity	$289,407	$291,024

Reconciliation of Non-GAAP Measures

We prepare our financial statements in accordance with generally accepted accounting principles (GAAP). In this press release, we also make references to the following non-GAAP financial measures: total food and beverage sales at owned and managed units, Adjusted EBITDA, Restaurant Operating Profit and Adjusted Net Income.

Total food and beverage sales at owned and managed units. Total food and beverage sales at owned and managed units represents our total revenue from our owned operations as well as the revenue reported to us with respect to sales at our managed locations, where we earn management and incentive fees at these locations. We believe that this measure represents a useful internal measure of performance as it identifies total sales associated with our brands and hospitality services that we provide. Accordingly, we include this non-GAAP measure so that investors can review financial data that management uses in evaluating performance, and we believe that it will assist the investment community in assessing performance of restaurants and other services we operate, whether or not the operation is owned by us. However, because this measure is not determined in accordance with GAAP, it is susceptible to varying calculations and not all companies calculate these measures in the same manner. As a result, this measure as presented may not be directly comparable to a similarly titled measure presented by other companies. This non-GAAP measure is presented as supplemental information and not as an alternative to any GAAP measurements. The following table includes a reconciliation of our GAAP revenue to total food and beverage sales at our owned and managed units (in thousands):

	For the three months ended June 30,		For the six months ended June 30,
	2023	2022	2023	2022
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Owned restaurant net revenue (1)	$79,923	$76,930	$158,502	$147,446
Management, license and incentive fee revenue	3,470	4,195	7,447	7,860
GAAP revenues	$83,393	$81,125	$165,949	$155,306

Food and beverage sales from managed units (1)	30,001	32,197	60,703	60,469

Total food and beverage sales at owned and managed units	$109,924	$109,127	$219,208	$207,915

(1)	Components of total food and beverage sales at owned and managed units.

The following table presents the elements of the quarterly Comparable Sales measure for 2022 and 2023:

	2022 vs. 2021					2023 vs. 2022
	Q1	Q2	Q3	Q4	FY	Q1	Q2
US STK Owned Restaurants	57.1%	17.8%	4.0%	0.2%	15.7%	1.0%	(10.1%)
US STK Managed Restaurants	103.6%	26.6%	2.1%	(0.8%)	21.9%	15.4%	2.5%
US STK Total Restaurants	66.7%	19.8%	3.5%	0.0%	17.1%	5.3%	(6.8%)
Kona Grill Total Restaurants	21.9%	3.7%	(3.6%)	(7.6%)	2.5%	(4.3%)	(1.5%)
Combined Comparable Sales	45.1%	12.8%	0.5%	(3.1%)	10.8%	1.6%	(4.7%)

Adjusted EBITDA. We define Adjusted EBITDA as net income before interest expense, provision for income taxes, depreciation and amortization, non-cash impairment loss, non-cash rent expense, pre-opening expenses, non-recurring gains and losses, stock-based compensation, COVID-19 related expense and certain transactional costs. Not all the aforementioned items defining Adjusted EBITDA occur in each reporting period but have been included in our definitions of terms based on our historical activity. Adjusted EBITDA has been presented in this press release and is a supplemental measure of financial performance that is not required by, or presented in accordance with, GAAP.

The following table presents a reconciliation of net income to EBITDA and Adjusted EBITDA for the periods indicated (in thousands):

	For the three months ended June 30,		For the six months ended June 30,
	2023	2022	2023	2022
Net income attributable to The ONE Group Hospitality, Inc.	$568	$4,303	$3,174	$7,973
Net (loss) income attributable to noncontrolling interest	(152)	137	(428)	(12)
Net income	416	4,440	2,746	7,961
Interest expense, net	1,642	444	3,429	952
(Benefit) provision for income taxes	(13)	869	148	1,042
Depreciation and amortization	3,506	2,926	7,162	5,641
EBITDA	5,551	8,679	13,485	15,596
Pre-opening expenses	1,609	804	2,908	1,149
Stock-based compensation	1,234	911	2,554	1,790
COVID-19 related expenses	—	221	—	2,534
Lease termination expense (1)	—	—	—	255
Non-cash rent expense (2)	(123)	(54)	(154)	(85)
Other expenses	195	—	352	—
Adjusted EBITDA	8,466	10,561	19,145	21,239
Adjusted EBITDA attributable to noncontrolling interest	(65)	211	(254)	133
Adjusted EBITDA attributable to The ONE Group Hospitality, Inc.	$8,532	$10,350	$19,400	$21,106

(1)	Lease termination expense are costs associated with closed, abandoned and disputed locations or leases.
(2)	Non-cash rent expense is included in owned restaurant operating expenses and general and administrative expense on the consolidated statements of operations and comprehensive income.

Restaurant Operating Profit. We define Restaurant Operating Profit as owned restaurant net revenue minus owned restaurant cost of sales and owned restaurant operating expenses.

We believe Restaurant Operating Profit is an important component of financial results because: (i) it is a widely used metric within the restaurant industry to evaluate restaurant-level productivity, efficiency, and performance, and (ii) we use Restaurant Operating Profit as a key metric to evaluate our restaurant financial performance compared to our competitors. We use these metrics to facilitate a comparison of our operating performance on a consistent basis from period to period, to analyze the factors and trends affecting our business and to evaluate the performance of our restaurants.

The following table presents a reconciliation of Operating income to Restaurant Operating Profit for the period indicated (in thousands):

	For the three months ended June 30,		For the six months ended June 30,
	2023	2022	2023	2022

Operating income as reported	$2,045	$5,753	$6,323	$9,955
Management, license and incentive fee revenue	(3,470)	(4,195)	(7,447)	(7,860)
General and administrative	8,039	7,261	15,523	14,140
Depreciation and amortization	3,506	2,926	7,162	5,641
Pre-opening expenses	1,609	804	2,908	1,149
COVID-19 related expenses	—	221	—	2,534
Lease termination expense	—	—	—	255
Other expenses	195	—	352	—
Restaurant Operating Profit	$11,924	$12,770	$24,821	$25,814
Restaurant Operating Profit as a percentage of owned restaurant net revenue	14.9%	16.6%	15.7%	17.5%

Restaurant Operating Profit by brand is as follows (in thousands):

	For the three months ended June 30,		For the six months ended June 30,
	2023	2022	2023	2022
STK restaurant operating profit (Company owned)	$8,594	$9,469	$19,056	$18,282
STK restaurant operating profit (Company owned) as a percentage of STK revenue (Company owned)	18.9%	21.9%	20.6%	22.2%
Kona Grill restaurant operating profit	$3,394	$3,353	$5,895	$7,629
Kona Grill restaurant operating profit as a percentage of Kona Grill revenue	9.9%	10.0%	9.0%	11.8%

Adjusted Net Income. We define Adjusted Net Income as net income before COVID-19 costs, lease termination expenses, one-time stock-based compensation, non-recurring costs, non-cash rent during the pre-opening period and the income tax effect of any adjustments.

We believe that Adjusted Net Income is an appropriate measure of operating performance, as it provides a clear picture of our operating results by eliminating certain one-time expenses that are not reflective of the underlying business performance. Adjusted Net Income is included in this press release because it is a key metric used by management, and we believe that it provides useful information facilitating performance comparisons from period to period. Adjusted Net Income has limitations as an analytical tool and our calculation thereof may not be comparable to that reported by other companies; accordingly, you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP.

	For the three months ended June 30,		For the six months ended June 30,
	2023	2022	2023	2022
Net income attributable to The One Group Hospitality, Inc. as reported	$568	$4,303	$3,174	$7,973
Adjustments:

COVID-19 related expenses	—	221	—	2,534
Non-cash and other pre-opening expenses(1)	1,122	224	1,548	224
Other expenses	195	479	352	479
Adjusted net income before income taxes	1,885	5,227	5,074	11,210
Income tax effect on adjustments(2)	(81)	(290)	(119)	(1,280)
Adjusted net income attributable to The One Group Hospitality, Inc.	$1,804	$4,937	$4,955	$9,930

Adjusted net income per share: Basic	$0.06	$0.15	$0.16	$0.31
Adjusted net income per share: Diluted	$0.06	$0.15	$0.15	$0.29

Shares used in computing basic income per share	31,782,783	32,601,203	31,730,299	32,411,570
Shares used in computing diluted income per share	32,673,457	33,959,991	32,779,821	34,123,142

(1)	Non-cash and other pre-opening expenses relate to non-cash rent expense and costs for our new store training teams unrelated to new restaurant openings.
(2)	Reflects the tax expense associated with the adjustments for the three and six months ended June 30, 2023, and June 30, 2022. The Company uses its estimated effective tax rate for the current year and for the previous year.